Mail stop 3561

      November 28, 2005


Mr. Richard D. Fain
Chairman and Chief Executive Officer
Royal Caribbean Cruises, Ltd.
1050 Caribbean Way
Miami, FL 33132

      Re:	Royal Caribbean Cruises, Ltd.
      Form 10-K for the year ended December 31, 2004
      File No. 001-11884
		Filed March 14, 2005

Dear Mr. Fain:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



								Michael Fay
								Branch Chief Accountant

Via facsimile:  Luis E. Leon, CFO
		(305) 372-0441